Exhibit 99.16
[Letterhead of Banc of America Securities LLC]
January 17, 2005
Board of Directors
Liberty Media International, Inc.
123000 Liberty Boulevard
Englewood, Colorado 80112
Members of the Board of Directors:
You have requested our opinion as to the fairness from a financial point of view to the holders of common stock of Liberty Media International, Inc. (the “Merger Partner”), other than any affiliates of the Merger Partner, of the consideration proposed to be received by such stockholders provided for in connection with the proposed transaction with UnitedGlobalCom, Inc. (the “Company”) as more fully described below (the “Transaction”). Pursuant to the terms of the Agreement and Plan of Merger to be dated as of January 17, 2005 (the “Agreement”) to be entered into among the Company, the Merger Partner, New Cheetah, Inc. (the “HoldCo”), Cheetah Acquisition Corp. and Tiger Global Acquisition Corp., Cheetah Acquisition Corp., a wholly owned subsidiary of Holdco, will merge with and into the Merger Partner (the “LMI Merger”), and Tiger Global Acquisition Corp., a wholly owned subsidiary of Holdco, will merge with and into the Company (the “UGC Merger”), whereupon each of the Company and the Merger Partner will become a wholly owned subsidiary of HoldCo. Upon the completion of the LMI Merger, each outstanding share of the Merger Partner’s Series A Common Stock, Series B Common Stock, Series C Common Stock and Preferred Stock (other than any such share held in treasury of the Merger Partner) will be converted into one validly issued, fully paid and nonassessable share of HoldCo’s Series A Common Stock, Series B Common Stock, Series C Common Stock, and Preferred Stock, respectively. Upon the completion of the UGC Merger, each outstanding share of the Company’s Common Stock (other than any such share held in treasury of the Company or by the Merger Partner or any of its wholly owned subsidiaries) will be converted into 0.2155 shares of HoldCo’s Series A Common Stock or, at the election of the holder thereof, $9.58 in cash; provided that the election of holders will be adjusted as provided in Section 3.4(f) of the Agreement so as to limit the number of shares with respect to which the cash consideration is payable to the UGC Share Threshold Number (as defined in the Agreement). The terms and conditions of the Transaction are more fully set out in the Agreement.
For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Merger Partner, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Merger Partner, respectively;

(iii) analyzed certain financial forecasts to which we were directed by the management of the Merger Partner;

(iv) reviewed and discussed with senior executives of the Merger Partner information relating to certain benefits anticipated from the Transaction;

(v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Merger Partner with senior executives of the Merger Partner;

(vi) reviewed the reported prices and trading activity for the Company common stock and the Merger Partner common stock;

(vii) compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other publicly traded companies we deemed relevant;

(viii) compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(ix) participated in discussions and negotiations among representatives of the Company and the Merger Partner and their financial and legal advisors;

(x) reviewed the January 16, 2005 draft of the Agreement (the “Draft Agreement”) and certain related documents; and

(xi) performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have been directed by the management of the Merger Partner to rely on certain publicly available financial forecasts in performing our analyses and we have assumed that, in the good faith belief of the management of the Merger Partner, such forecasts reflect the best currently available estimates of the future financial performance of the Company and the Merger Partner. We have not assumed any responsibility for the independent verification of any such information, and we have further relied upon the assurances of the senior management of the Merger Partner that it is unaware of any facts that would make the information and estimates provided to us, or to which we were directed, incomplete or misleading. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Merger Partner nor have we been furnished with any such appraisals.
In arriving at our opinion, we have assumed that the LMI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and that the conversion of the UGC common stock into shares of HoldCo Class A Common Stock pursuant to the UGC Merger, will qualify as an exchange within the meaning of Section 351(a) of the Code and the regulations promulgated thereunder. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us, and that the Transaction will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waivers thereof and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or the contemplated benefits of the Transaction.
We have assumed that the terms of the Agreement and the transactions are the most beneficial terms from the Merger Partner’s perspective that could under the circumstances be negotiated among the parties to the Agreement and the transactions contemplated thereby.
We have acted as a sole financial advisor to the Board of Directors of the Merger Partner in connection with the Transaction and have received a fee for our services, and will receive additional fees for our services, which are contingent upon the rendering of this opinion and the consummation of the Transaction. We or our affiliates have provided and may in the future provide financial advisory and financing services to the Merger Partner, the Company and certain of their affiliates and have received or may in the future receive fees for the rendering of these services. Bank of America, N.A., an affiliate of ours, serves as an agent and a lender under certain senior credit facilities of the Merger Partner’s affiliates and has received fees for the rendering of such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of the Company, the Merger Partner and their affiliates for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.
It is understood that this letter is for the benefit and use of the Board of Directors of the Merger Partner in connection with and for the purposes of its evaluation of the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Merger Partner in respect of the Transaction with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. We have not been requested to opine as to, and our opinion does not in any manner address (i) the Merger Partner’s underlying business decision to proceed with or effect the Transaction or (ii) whether any alternative transaction might be more favorable to the common stockholders of the Merger Partner. This opinion does not in any manner address the prices at which any of the HoldCo’s securities will trade following consummation of the Transaction. In addition, we express no opinion or recommendation as to how the stockholders of the Merger Partner and the Company should vote at the stockholders’ meetings held in connection with the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the holders of the Merger Partner’s common stock, other than any affiliates of the Merger Partner, in the proposed Transaction is fair from a financial point of view to the holders of the Merger Partner’s common stock, other than any affiliates of the Merger Partner.

Very truly yours,

/s/ Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC

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